EXHIBIT 99.1

NEWS RELEASE
For more information, contact:
Paul D. Borja
Chief Financial Officer
Bradley T. Howes
Investor Relations Officer
(248) 312-2000

Flagstar Reports Fourth Quarter and Full Year 2012 Results

Delivers third consecutive quarter of profitability, net income of $223.7 million for 2012
Continues to emphasize risk management, quality control and strengthening and de-risking the balance sheet

TROY, Mich. (January 23, 2013) - Flagstar Bancorp, Inc. (NYSE:FBC) (the "Company"), the holding company for Flagstar Bank, FSB (the "Bank"), today reported fourth quarter 2012 net income applicable to common stockholders of $66.8 million, or $1.12 per share (diluted), as compared to third quarter 2012 net income of $79.7 million, or $1.36 per share (diluted), and a fourth quarter 2011 net loss of $(78.2) million, or $(1.41) per share (diluted). The full year 2012 net income applicable to common stockholders was $223.7 million, or $3.74 per share (diluted), compared to a full year 2011 net loss of $(198.9) million, or $(3.62) per share (diluted).

“We are pleased to report fourth quarter and full year financial results that demonstrate continued performance improvement and sustainable profitability,” said Michael Tierney, President and Chief Executive Officer of the Company. “During the fourth quarter we significantly reduced credit costs, further strengthened and de-risked the balance sheet, and improved the Tier 1 leverage capital ratio by over 100 basis points from the previous quarter. We remain dedicated to building a strong culture of compliance, and we believe that the initiatives we completed during the fourth quarter demonstrate our continued emphasis on quality, risk management and sound governance. Our sustained profitability is a testament to the hard work of Flagstar’s talented employees, and I thank them for their continued dedication.”

Mr. Tierney continued, “With the recently announced sale of a substantial portion of Flagstar's Northeast-based commercial loan portfolio, we are refocusing our business strategy on our national mortgage presence and our Michigan-based community banking model. We remain committed to being the largest bank headquartered in Michigan, through our 111 branches and our commercial banking team, and we look forward to continuing to meet and exceed the needs of our clients and communities. At the same time, we will continually strive to improve our risk management systems and processes, and deliver enhanced value to all of our stakeholders."

Highlights

•	Delivered strong financial performance:

◦	Net income applicable to common stockholders of $66.8 million, or $1.12 per diluted share.

◦	Gain on loan sale income remained strong, at $239.0 million, reflecting a margin of 1.53 percent.

◦	Net interest income increased slightly from the prior quarter to $73.9 million.

◦	Total provisions related to the representation and warranty reserve decreased by 75.2 percent from the prior quarter to $32.5 million.

•	Strengthened and de-risked the balance sheet:

◦	Total repurchase pipeline decreased by $201.4 million from the prior quarter to $224.2 million, as the Company continued to work through the existing population of repurchase requests.

◦	Continued to add reserves for pending and threatened litigation.

◦	Entered into a definitive agreement to sell a substantial portion of Northeast-based commercial loan portfolio, which is expected to be capital accretive (discussed in Commercial Loan Sale below).

•	Improved capital ratios, liquidity remained strong:

◦	Tier 1 capital ratio (to adjusted total assets) increased by 110 basis points to 10.41 percent.

◦	Cash on hand and interest-earning deposits of approximately $1.0 billion.

•	Non-performing loans were flat from prior quarter, but declined significantly from December 31, 2011:

◦	Consumer non-performing loans increased by 13.4 percent from the prior quarter, driven primarily by an increase in performing nonaccrual TDRs, but declined by 19.1 percent from December 31, 2011.

◦	Commercial non-performing loans declined by 29.5 percent from the prior quarter and 14.5 percent from December 31, 2011.

Commercial Loan Sale

As previously announced, effective December 31, 2012 the Bank entered into a definitive Transaction Purchase and Sale Agreement (the "Agreement") with CIT Bank, the wholly-owned U.S. commercial bank subsidiary of CIT Group Inc. (NYSE: CIT) ("CIT"). Under the terms of the Agreement, CIT will acquire $1.3 billion in commercial loan commitments, $785.0 million of which is currently outstanding. The Company expects that the total purchase price for the portfolio will be approximately $779.0 million and that a vast majority of the assets will be sold during the first quarter of 2013.

Net Interest Income

Fourth quarter 2012 net interest income increased slightly to $73.9 million, as compared to $73.1 million for the third quarter 2012. Net interest margin for the Bank also increased to 2.26 percent, as compared to 2.21 percent for the third quarter 2012, driven primarily by an improvement in our funding costs.

Interest income decreased by $4.3 million from the prior quarter, driven primarily by a lower average balance of investment securities available-for-sale primarily resulting from the sale of non-agency collateralized mortgage obligation securities during the third quarter 2012 and lower average balances of loans held-for-investment. Fourth quarter 2012 average yield on interest-earnings assets was 3.44 percent, as compared to 3.54 percent for the third quarter 2012.

Interest expense decreased by $5.2 million during the fourth quarter 2012 from the third quarter 2012, more than offsetting the decline in interest income. The decrease in interest expense from prior quarter was primarily due to an improvement in the funding mix and a lower average cost of deposits.

The Company's average cost of funds for the fourth quarter 2012 was 1.60 percent, a decrease from the third quarter 2012 of 1.73 percent, driven primarily by a decrease in the average rate paid on retail certificates of deposits.

During the fourth quarter 2012, the Company reduced higher cost retail deposits. The average cost of total deposits decreased during the fourth quarter 2012 to 0.86 percent, as compared to 1.02 percent during the third quarter 2012.

Non-interest Income

Fourth quarter 2012 non-interest income increased to $285.8 million, as compared to $273.7 million for the third quarter 2012. Excluding the provision related to the representation and warranty reserve - change in estimate, which decreased by $99.3 million (discussed in Credit-Related Costs and Asset Quality below), non-interest income would have totaled $311.0 million for the fourth quarter 2012, as compared to $398.2 million for the third quarter 2012. This decrease from the prior quarter was primarily due to lower net gain on loan sales.

Fourth quarter 2012 net gain on loan sales decreased to $239.0 million, as compared to $334.4 million for the third quarter 2012, but increased as compared to $106.9 million for the fourth quarter 2011. The decrease from the prior quarter was reflective of both a decrease in mortgage rate lock commitments and a decrease in margin on rate lock commitments. Mortgage rate lock commitments decreased to $16.2 billion for the fourth quarter 2012, as compared to $18.1 billion for the third quarter 2012, driven by seasonal and competitive mortgage patterns, as well as actions to manage volume levels.

As compared to the fourth quarter 2011, net gain on loan sales increased by $132.1 million, primarily driven by increases in mortgage rate lock commitments and increased margin on rate lock commitments.

Gain on loan sale margin is calculated based on residential first mortgage rate lock commitments and actual sales of residential first mortgage loans, and is net of sales expenses, hedging costs and provisions related to the representation and warranty reserve (i.e., the portion of the reserve established at the time of sale). Gain on loan sale margin decreased to 1.53 percent for the fourth quarter 2012, as compared to 2.42 percent for the third quarter 2012, but increased from 1.02 percent for the fourth quarter 2011. The decrease from the prior quarter was largely attributable to a decrease in gross gain on sale margin, as well as a 12.5 percent increase in mortgage loan sales (which serves as the denominator in computing the reported margin) as compared to the prior quarter. As compared to the fourth quarter 2011, gain on loan sale margin increased by 51 basis points, reflective of strong consumer demand for the refinancing of residential mortgage loans in a declining interest rate environment and fewer competitors in the marketplace.

Loan fees and charges increased to $40.8 million for the fourth quarter 2012, as compared to $37.4 million for the third quarter 2012. Loan fees are driven by mortgage loan originations, which increased to $15.4 billion for the fourth quarter 2012, as compared to $14.5 billion for the third quarter 2012.

Net servicing revenue, which is the combination of net loan administration income (including the off-balance sheet hedges of mortgage servicing rights) and the gain (loss) on trading securities (i.e., the on-balance sheet hedges of mortgage servicing rights), increased to $25.0 million for the fourth quarter 2012, as compared to $11.3 million for the third quarter 2012. This increase from the prior quarter was primarily attributable to effective hedge positioning, despite significant rate volatility intra-quarter and the absence of uncertainty from the central banks with respect to quantitative easing.

The Company also recorded a net loss on sales of mortgage servicing rights of $7.7 million during the fourth quarter 2012, due to bulk sales of mortgage servicing rights related to $13.8 billion in underlying mortgage loans. The Company intends to continue to look for opportunistic ways to reduce its concentration of mortgage servicing rights.

Credit-Related Costs and Asset Quality

For the fourth quarter 2012, total credit-related costs (see non-GAAP reconciliation) decreased to $97.6 million, as compared to $189.7 million for the third quarter 2012 and $173.2 million for the fourth quarter 2011. The declines from the prior quarter, and the same quarter in 2011, were driven primarily by a decrease in representation and warranty reserve - change in estimate provisions (exclusive of provisions for representation and warranty reserve which are taken through gain on loan sale income).

The Company maintains a representation and warranty reserve on the balance sheet, which reflects an estimate of losses that may occur on both loans that have been sold or securitized into the secondary market and those currently in the repurchase pipeline, primarily to the GSEs. At December 31, 2012, the representation and warranty reserve was $193.0 million, a decrease as compared to $202.0 million at September 30, 2012, but an increase of $73.0 million as compared to $120.0 million at December 31, 2011. The decrease from the prior quarter includes an $11.0 million reclassification of reserves associated with loans insured by the MBIA Insurance Corporation ("MBIA"). This reclassification reflects the nature of the reserves following the filing by MBIA of its lawsuit against the Bank (discussed in Non-interest Expense below).

Representation and warranty reserve - change in estimate provision was $25.2 million for the fourth quarter 2012, as compared to $124.5 million for the third quarter 2012 and $69.3 million for the fourth quarter 2011. The declines from the prior quarter, and the same quarter in 2011, primarily reflect decreases in net charge-offs of loan repurchases.

At December 31, 2012, the total repurchase pipeline decreased to $224.2 million, as compared to $425.6 million at September 30, 2012, as the Company continued to work through the existing population of repurchase requests. New audit file review requests increased by 12.7 percent from the prior quarter, which management believes is a reflection of the GSEs continuing their reviews as they transition to a new review process.

The provision for loan losses in the fourth quarter 2012 decreased to $50.4 million, as compared to $52.6 million for the third quarter 2012 and $63.5 million for the fourth quarter 2011. At December 31, 2012, the allowance for loan losses remained unchanged at $305.0 million, as compared to September 30, 2012, and decreased as compared to $318.0 million at December 31, 2011. At December 31, 2012, the ratio of the allowance for loan losses to non-performing loans held-for-investment was 76.3 percent, relatively unchanged as compared to 76.5 percent at September 30, 2012, but increased as compared to 65.1 percent at December 31, 2011.

The consumer allowance for loan losses increased to $260.7 million at December 31, 2012, as compared to $244.6 million at September 30, 2012, which reflects management's view of potentially higher losses from re-defaults within the portfolio of troubled debt restructurings ("TDRs"), as well as an increase in the level of TDRs. The total commercial allowance for loan losses decreased to $44.3 million at December 31, 2012, as compared to $60.4 million at September 30, 2012, reflecting the continued run-off in the commercial loan portfolio and reversal of $12.6 million in reserves associated with the December sale of commercial loans under the Agreement with CIT.

Total non-performing loans were $399.8 million as of December 31, 2012, essentially unchanged as compared to $398.9 million at September 30, 2012, but decreased by 18.1 percent from December 31, 2011. Consumer non-performing loans increased to $313.4 million at December 31, 2012, as compared to $276.3 million at September 30, 2012, but decreased by 19.1 percent from December 31, 2011. The increase from the prior quarter was driven primarily by an increase in TDRs, virtually all of which were performing as agreed, as a result of the implementation of the Office of the Comptroller of the Currency guidance on bankruptcies. Commercial non-performing loans decreased to $86.4 million at December 31, 2012, as compared to $122.6 million at September 30, 2012 and $101.0 million at December 31, 2011. The decrease from the prior quarter was primarily driven by continued work-outs and individual note sales within the portfolio.

Asset resolution expense, which includes expenses associated with foreclosed properties (including the foreclosure claims in process with respect to government insured loans for which the Bank files claims with HUD) increased to $21.2 million for the fourth quarter 2012, as compared to $12.5 million for the third quarter 2012, but decreased as compared to $32.4 million for the fourth quarter 2011. The increase from the prior quarter was driven primarily by the recognition of a $7.8 million benefit applied against asset resolution expense in the third quarter 2012, as a result of the Company's participation in a HUD-coordinated market auction of loans repurchased with government guarantees.

Non-interest Expense

Non-interest expense was $237.0 million for the fourth quarter 2012, as compared to $233.5 million for the third quarter 2012 and $205.8 million for the fourth quarter 2011. Excluding asset resolution expense (discussed in Credit-Related Costs and Asset Quality above), non-interest expense would have totaled $215.7 million for the fourth quarter 2012, as compared to $221.0 million for the third quarter 2012 and $173.4 for the fourth quarter 2011. The decrease in non-interest expense (excluding asset resolution expense) from the prior quarter is primarily due to a $15.2 million decrease in loss on extinguishment of debt resulting from the Company's prepayment of FHLB advances during the third quarter 2012.

As compared to the fourth quarter 2011, the increase in non-interest expense was driven by an increase in compensation and benefits related to significant staffing increases in the default servicing and loss mitigation areas, an increase in commissions driven by increased mortgage loan originations, and an increase in general and administrative expense from additional legal reserves for pending and threatened litigation.

Compensation and benefits increased to $72.1 million for the fourth quarter 2012, as compared to $67.4 million for the third quarter 2012, reflecting incentive compensation and retention expenses. Commission expense also increased to $22.2 million for the fourth quarter 2012, as compared to $19.9 million for the third quarter 2012. This increase from the prior quarter was consistent with an increase in mortgage loan originations during the quarter.

The fourth quarter 2012 general and administrative expense includes approximately $27.0 million with respect to the Company's assessment of exposure from pending and threatened litigation. This includes the reclassification of $11.0 million previously recorded in the representation and warranty reserve. The total amount reserved by the Company for pending and threatened litigation, including amounts paid in anticipation of a future settlement, was approximately $82.7 million at December 31, 2012. Included in this reserve are amounts for the previously disclosed lawsuit filed by Assured Guaranty Municipal Corp., formerly known as Financial Security Assurance Inc. ("Assured"), and for the lawsuit that MBIA filed against the Bank on January 11, 2013. The MBIA claims relate to approximately $1.1 billion of non-agency securitization transactions in 2006 and 2007 involving fixed and adjustable rate second mortgage loans that Flagstar held at the time in its investment portfolio. MBIA guaranteed the offered securities. The Assured and MBIA cases are pending in the United States District Court for the Southern District of New York. The bench trial in the Assured case concluded on November 13, 2012, and the Company expects a decision in late January. Although there can be no assurance as to the ultimate outcome of the Assured and MBIA lawsuits, the Company believes that the Bank has meritorious defenses and intends to continue to defend itself vigorously. The actual costs of resolving the Assured and MBIA claims, and the other pending and threatened litigation, may be materially higher or lower than the amounts reserved.

Capital

The Bank was considered "well-capitalized" for regulatory purposes at December 31, 2012, and had regulatory capital ratios of 10.41 percent for the Tier 1 capital ratio (to adjusted total assets) and 19.16 percent for the total risk-based capital ratio (to risk-weighted assets).

At December 31, 2012, the Company had an equity-to-assets ratio of 9.38 percent.

Balance Sheet and Funding

Total assets at December 31, 2012 were $14.1 billion, as compared to $14.9 billion at September 30, 2012. The decrease from the prior quarter was primarily driven by a decrease in held-for-sale residential first mortgage loans resulting from an excess of residential first mortgage loan sales over residential first mortgage loan originations, and a decrease in commercial real estate loans held-for-investment driven by the Company's continued emphasis on reducing the balances of loans originated prior to 2009. During the quarter, commercial loans related to the Agreement with CIT were transferred from the loans held-for-investment portfolio to the loans held-for-sale portfolio.

Loans are primarily funded with deposits obtained through branches in Michigan and from public entities. Funds are also obtained through loan repayments and sales of loans and securities in the ordinary course of business, advances from the FHLB in varying maturities depending on current needs, customer escrow accounts and security repurchase agreements. Several of these sources are relied upon at different times to address daily and forecasted liquidity needs for operational requirements and policy levels while managing overall net interest costs and interest rate risk.

Total deposits were $8.3 billion at December 31, 2012, a decrease of $1.2 billion as compared to September 30, 2012. The decrease from the prior quarter was primarily attributable to a $1.2 billion transfer of principal and interest custodian accounts serviced for GSEs to a third party. Retail checking and savings balances increased, more than offsetting a decrease in retail and wholesale certificates of deposit, as the Company continued to replace higher costing funding with core deposits.

At December 31, 2012 and September 30, 2012, the Bank had approximately $1.0 billion of cash on hand and interest-earning deposits. The Bank also maintains a line of credit with the FHLB under which borrowings are collateralized by residential first mortgage loans and other assets of the Bank. At December 31, 2012, the Bank had outstanding borrowings from the FHLB of $3.2 billion, as compared to $3.1 billion at September 30, 2012. At December 31, 2012, the Bank had an additional $1.1 billion of collateralized borrowing capacity available at the FHLB.

Earnings Conference Call

As previously announced, the Company's quarterly earnings conference call will be held on Thursday, January 24, 2013 from 11 a.m. until Noon (Eastern).

Questions may be asked during the conference call or by emailing questions in advance to investors@flagstar.com

To join the call, please dial (800) 684-1259 toll free or (913) 312-1503, and use passcode: 3359641. Please call at least 10 minutes before the call is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820, using passcode: 3359641.

The conference call will also be available as a live audiocast on the Investor Relations section of flagstar.com. It will be archived on that site and will be available for replay and download. A slide presentation to accompany the conference call will also be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is the holding company for Flagstar Bank, a full-service financial institution offering a range of products and services to consumers, businesses, and homeowners. With $14.1 billion in total assets at December 31, 2012, Flagstar is the largest publicly held savings bank headquartered in the Midwest. Flagstar originates loans nationwide and is one of the leading originators of residential first mortgage loans. For more information, please visit flagstar.com.

Non-GAAP

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that are difficult to predict and could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Forward-looking statements contained in this press release and any information related to expectations about future events or results are based upon information available to the Company as of the date hereof. Forward-looking statements can be identified by such words as "anticipates," "intends," "plans," "seeks," "believes," "expects", "estimates," and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company's current expectations, plans or forecasts of its core business drivers, credit related costs, asset quality, capital adequacy and liquidity, the implementation of the Company's business plan and growth strategies, the suspension of dividend payments on preferred stock, the deferral of interest payment on trust preferred securities, the result of improvements to the Company's servicing processes, and other similar matters. Although we believe that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies, and other factors. Accordingly, we cannot give you any assurance that our expectations will in fact occur or that actual results will not differ materially from those expressed or implied by such forward-looking statements. We caution you not to place undue reliance on any forward-looking statement and to consider all of the following uncertainties and risks, as well as those more fully discussed in the Company's filings with the Securities and Exchange Commission ("SEC"), including, but not limited to, our Forms 10-K and 10-Q: volatile interest rates that impact, among other things, the mortgage banking business, our ability to originate loans and sell assets at a profit, prepayment speeds and our cost of funds; changes in regulatory capital requirements or an inability to achieve or maintain desired capital ratios; actions of mortgage loan purchasers, guarantors and insurers regarding repurchases and indemnity demands and uncertainty related to foreclosure procedures; uncertainty regarding pending and threatened litigation; our ability to control credit related costs and forecast the adequacy of reserves; the imposition of regulatory enforcement actions against us; our compliance with the Consent Order with the Office of the Comptroller of the Currency, which was disclosed on October 23, 2012; and the commercial loan sale may not have the projected impact or be consummated in a timely manner. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the SEC, the Company undertakes no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(In thousands, except share data)

	December 31, 2012	September 30, 2012	December 31, 2011
Assets	(Unaudited)	(Unaudited)
Cash and cash items	$38,070	$53,883	$49,715
Interest-earning deposits	914,723	949,514	681,343
Cash and cash equivalents	952,793	1,003,397	731,058
Securities classified as trading	170,086	170,073	313,383
Securities classified as available-for-sale	184,445	198,861	481,352
Loans held-for-sale	3,791,188	3,251,936	1,800,885
Loans repurchased with government guarantees	1,841,342	1,931,163	1,899,267
Loans held-for-investment	5,586,633	6,552,399	7,038,587
Less: allowance for loan losses	(305,000)	(305,000)	(318,000)
Loans held-for-investment, net	5,281,633	6,247,399	6,720,587
Total interest-earning assets	12,183,417	12,748,946	11,896,817
Accrued interest receivable	91,992	106,458	105,200
Repossessed assets, net	120,732	119,468	114,715
Federal Home Loan Bank stock	301,737	301,737	301,737
Premises and equipment, net	219,059	211,981	203,578
Mortgage servicing rights	710,791	686,799	510,475
Other assets	416,214	669,950	455,236
Total assets	$14,082,012	$14,899,222	$13,637,473
Liabilities and Stockholders' Equity
Deposits	$8,294,295	$9,489,169	$7,689,988
Federal Home Loan Bank advances	3,180,000	3,088,000	3,953,000
Long-term debt	247,435	248,560	248,585
Total interest-bearing liabilities	11,721,730	12,825,729	11,891,573
Accrued interest payable	13,420	12,522	8,723
Representation and warranty reserve	193,000	202,000	120,000
Other liabilities	833,500	608,372	537,461
Total liabilities	12,761,650	13,648,623	12,557,757
Stockholders' Equity
Preferred stock	260,390	258,973	254,732
Common stock	559	558	556
Additional paid in capital	1,476,569	1,475,380	1,471,463
Accumulated other comprehensive loss	(1,658)	(2,042)	(7,819)
Accumulated deficit	(415,498)	(482,270)	(639,216)
Total stockholders' equity	1,320,362	1,250,599	1,079,716
Total liabilities and stockholders' equity	$14,082,012	$14,899,222	$13,637,473

Flagstar Bancorp, Inc. Consolidated Statements of Operations (In thousands, except per share data)

	For the Three Months Ended			For the Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Loans	$112,464	$114,158	$116,790	$456,141	$427,022
Securities classified as available-for-sale or trading	2,277	4,912	8,929	22,609	35,602
Interest-earning deposits and other	674	672	426	2,220	2,785
Total interest income	115,415	119,742	126,145	480,970	465,409
Interest Expense
Deposits	15,017	17,819	20,944	70,143	95,546
FHLB advances	24,756	27,091	27,646	106,625	117,963
Other	1,701	1,753	1,692	6,971	6,527
Total interest expense	41,474	46,663	50,282	183,739	220,036
Net interest income	73,941	73,079	75,863	297,231	245,373
Provision for loan losses	50,351	52,595	63,548	276,047	176,931
Net interest income after provision for loan losses	23,590	20,484	12,315	21,184	68,442
Non-Interest Income
Loan fees and charges	40,793	37,359	28,610	142,908	77,843
Deposit fees and charges	5,154	5,255	6,332	20,370	29,629
Loan administration	25,010	11,099	28,295	100,007	94,604
Gain on trading securities	12	237	674	(2,011)	21,088
Loss on transferors' interest	(780)	(118)	(847)	(2,552)	(5,673)
Net gain on loan sales	238,953	334,427	106,919	990,898	300,789
Net loss on sales of mortgage servicing rights	(7,687)	(1,332)	(2,823)	(12,319)	(7,903)
Net (loss) gain on securities available-for-sale	(310)	2,616	—	2,636	—
Net gain on sale of assets	—	—	21,379	—	22,676
Total other-than-temporary impairment (loss) gain	—	—	(11,569)	2,810	(30,456)
Gain (loss) recognized in other comprehensive income before taxes	—	—	4,437	(5,002)	6,417
Net impairment losses recognized in earnings	—	—	(7,132)	(2,192)	(24,039)
Representation and warranty reserve - change in estimate	(25,231)	(124,492)	(69,279)	(256,289)	(150,055)
Other fees and charges, net	9,881	8,686	6,493	39,786	26,557
Total non-interest income	285,795	273,737	118,621	1,021,242	385,516

Flagstar Bancorp, Inc. Consolidated Statements of Operations (In thousands, except per share data)

	For the Three Months Ended			For the Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Non-Interest Expense
Compensation and benefits	72,081	67,386	60,011	270,859	224,711
Commissions	22,154	19,888	14,151	75,345	39,345
Occupancy and equipment	19,184	18,833	19,448	73,674	70,117
Asset resolution	21,241	12,487	32,408	91,349	128,313
Federal insurance premiums	12,202	12,643	11,401	49,273	41,581
Other taxes	856	2,036	606	4,219	2,784
Warrant expense (income)	5,422	1,516	138	8,935	(6,889)
Loss on extinguishment of debt	—	15,246	—	15,246	—
General and administrative	83,822	83,456	67,674	239,795	134,718
Total non-interest expense	236,962	233,491	205,837	828,695	634,680
Income (loss) before federal income taxes	72,423	60,730	(74,901)	213,731	(180,722)
Provision (benefit) for federal income taxes	4,235	(20,380)	264	(15,645)	1,056
Net income (loss)	68,188	81,110	(75,165)	229,376	(181,778)
Preferred stock dividend/accretion (1)	(1,417)	(1,417)	(3,016)	(5,658)	(17,165)
Net income (loss) applicable to common stockholders	$66,771	$79,693	$(78,181)	$223,718	$(198,943)
Income (loss) per share
Basic (2)	$1.13	$1.37	$(1.41)	$3.77	$(3.62)
Diluted (2)	$1.12	$1.36	$(1.41)	$3.74	$(3.62)

(1)
The preferred stock dividend/accretion for the three months ended December 31, 2012 and September 30, 2012 and the year ended December 31, 2012, respectively, represents only the accretion. On January 27, 2012, the Company elected to defer payment of dividends and interest on the preferred stock.

(2)	The three months and year ended December 31, 2011 have been restated for a one-for-ten reverse stock split announced September 27, 2012 and began trading on October 11, 2012.

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Return on average assets	1.78%	2.10%	(2.21)%	1.52%	(1.49)%
Return on average equity	20.70%	25.78%	(27.56)%	18.76%	(16.78)%
Efficiency ratio	65.9%	67.3%	105.8%	62.9%	100.6%
Efficiency ratio (credit-adjusted) (1)	56.0%	46.9%	65.8%	46.8%	64.8%
Equity-to-assets ratio (average for the period)	8.59%	8.16%	8.02%	8.10%	8.88%
Mortgage loans originated (2)	$15,356,795	$14,513,635	$10,187,100	$53,586,856	$26,612,800
Other loans originated	$113,458	$165,668	$199,529	$754,155	$700,969
Mortgage loans sold and securitized	$15,610,590	$13,876,626	$10,476,542	$53,094,326	$27,451,362
Interest rate spread - bank only (3)	1.87%	1.84%	2.15%	1.98%	1.86%
Net interest margin - bank only (4)	2.26%	2.21%	2.43%	2.31%	2.13%
Interest rate spread - consolidated (3)	1.84%	1.81%	2.13%	1.96%	1.85%
Net interest margin - consolidated (4)	2.21%	2.16%	2.37%	2.26%	2.07%
Average common shares outstanding (5)	55,842,910	55,801,692	55,535,992	55,762,196	55,434,296
Average fully diluted shares outstanding (5)	56,520,403	56,233,165	55,535,992	56,193,515	55,434,296
Average interest-earning assets	$13,349,991	$13,476,917	$12,752,968	$13,104,401	$11,803,670
Average interest paying liabilities	$10,318,385	$10,737,734	$11,018,201	$10,786,253	$10,530,369
Average stockholder's equity	$1,290,082	$1,236,411	$1,134,716	$1,192,721	$1,185,731
Charge-offs to average investment loans (annualized)	3.18%	2.12%	1.60%	4.43%	2.14%

	December 31, 2012	September 30, 2012	December 31, 2011
Equity-to-assets ratio	9.38%	8.39%	7.92%
Tier 1 capital ratio (to adjusted total assets) (6)	10.41%	9.31%	8.95%
Total risk-based capital ratio (to risk-weighted assets) (6)	19.16%	17.58%	16.64%
Book value per common share (5)	$18.97	$17.76	$14.80
Number of common shares outstanding (5)	55,863,053	55,828,470	55,577,564
Mortgage loans serviced for others	$76,821,222	$82,414,799	$63,770,676
Weighted average service fee (basis points)	29.2	30.1	30.8
Capitalized value of mortgage servicing rights	0.93%	0.83%	0.80%
Ratio of allowance for loan losses to non-performing loans held-for-investment (7)	76.3%	76.5%	65.1%
Ratio of allowance for loan losses to loans held-for-investment (7)	5.46%	4.65%	4.52%
Ratio of non-performing assets to total assets (bank only)	3.70%	3.48%	4.43%
Number of bank branches	111	111	113
Number of loan origination centers	31	31	27
Number of employees (excluding loan officers and account executives)	3,328	3,240	2,839
Number of loan officers and account executives	334	336	297

(1)	See Non-GAAP reconciliation.

(2)	Includes residential first mortgage and second mortgage loans.

(3)
Interest rate spread is the difference between the annualized average yield earned on average interest-earning assets for the period and the annualized average rate of interest paid on average interest-bearing liabilities for the period.

(4)	Net interest margin is the annualized effect of the net interest income divided by that period's average interest-earning assets.

(5)	Restated for a 1-for-10 reverse stock split announced September 27, 2012 and began trading on October 11, 2012.

(6)	Based on adjusted total assets for purposes of core capital and risk-weighted assets for purposes of total risk-based capital. These ratios are applicable to the Bank only.

(7)	Bank only and does not include non-performing loans held-for-sale.

Loan Originations (Dollars in thousands) (Unaudited)
	For the Three Months Ended
	December 31, 2012		September 30, 2012		December 31, 2011
Consumer loans
Mortgage (1)	$15,356,795	99.3%	$14,513,635	98.8%	$10,187,100	98.1%
Other consumer (2)	7,589	—%	8,489	0.1%	3,033	—%
Total consumer loans	15,364,384	99.3%	14,522,124	98.9%	10,190,133	98.1%
Commercial loans (3)	105,869	0.7%	157,179	1.1%	196,496	1.9%
Total loan originations	$15,470,253	100.0%	$14,679,303	100.0%	$10,386,629	100.0%

	For the Year Ended
	December 31, 2012		December 31, 2011
Consumer loans
Mortgage (1)	$53,586,856	98.6%	$26,612,800	97.4%
Other consumer (2)	27,058	0.1%	11,024	0.1%
Total consumer loans	53,613,914	98.7%	26,623,824	97.5%
Commercial loans (3)	727,097	1.3%	689,945	2.5%
Total loan originations	$54,341,011	100.0%	$27,313,769	100.0%

(1)	Includes residential first mortgage and second mortgage loans.

(2)	Other consumer loans include: warehouse lending, HELOC and other consumer loans.

(3)	Commercial loans include: commercial real estate, commercial and industrial and commercial lease financing loans.

Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	December 31, 2012		September 30, 2012		December 31, 2011
Consumer loans
Residential first mortgage	$3,009,251	53.9%	$3,086,096	47.1%	$3,749,821	53.1%
Second mortgage	114,885	2.1%	122,286	1.9%	138,912	2.0%
Warehouse lending	1,347,727	24.1%	1,307,292	20.0%	1,173,898	16.7%
HELOC	179,447	3.2%	192,117	2.9%	221,986	3.2%
Other	49,611	0.9%	53,188	0.8%	67,613	1.0%
Total consumer loans	4,700,921	84.2%	4,760,979	72.7%	5,352,230	76.0%
Commercial loans
Commercial real estate	689,424	12.3%	1,005,498	15.3%	1,242,969	17.7%
Commercial and industrial	189,988	3.4%	597,273	9.1%	328,879	4.7%
Commercial lease financing	6,300	0.1%	188,649	2.9%	114,509	1.6%
Total commercial loans	885,712	15.8%	1,791,420	27.3%	1,686,357	24.0%
Total loans held-for-investment	$5,586,633	100.0%	$6,552,399	100.0%	$7,038,587	100.0%

Allowance for Loan Losses
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended			For the Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Beginning balance	$305,000	$287,000	$282,000	$318,000	$274,000
Provision for loan losses	50,351	52,595	63,548	276,047	176,931
Charge-offs
Consumer loans
Residential first mortgage	(33,802)	(23,999)	(19,042)	(175,803)	(41,559)
Second mortgage	(5,423)	(3,990)	(2,672)	(18,753)	(19,217)
Warehouse lending	—	—	(562)	—	(1,122)
HELOC	(5,000)	(1,483)	(3,515)	(17,159)	(16,980)
Other	(1,613)	(892)	(916)	(4,423)	(4,729)
Total consumer loans	(45,838)	(30,364)	(26,707)	(216,138)	(83,607)
Commercial loans
Commercial real estate	(13,443)	(15,532)	(2,527)	(105,285)	(57,626)
Commercial and industrial	(3,011)	(12)	—	(4,627)	(644)
Commercial lease financing	(1,191)	—	—	(1,191)	—
Total commercial loans	(17,645)	(15,544)	(2,527)	(111,103)	(58,270)
Total charge-offs	(63,483)	(45,908)	(29,234)	(327,241)	(141,877)
Recoveries
Consumer loans
Residential first mortgage	5,530	5,899	401	18,561	1,656
Second mortgage	196	428	65	1,912	1,642
Warehouse lending	—	—	—	—	5
HELOC	67	44	57	461	1,510
Other	731	448	319	1,786	1,603
Total consumer loans	6,524	6,819	842	22,720	6,416
Commercial loans
Commercial real estate	6,600	4,461	844	15,397	2,408
Commercial and industrial	8	33	—	77	122
Total commercial loans	6,608	4,494	844	15,474	2,530
Total recoveries	13,132	11,313	1,686	38,194	8,946
Charge-offs, net of recoveries	(50,351)	(34,595)	(27,548)	(289,047)	(132,931)
Ending balance	$305,000	$305,000	$318,000	$305,000	$318,000
Net charge-off ratio (annualized)	3.18%	2.12%	1.60%	4.43%	2.14%

Representation and Warranty Reserve
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended			For the Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
	(Dollars in thousands)
Balance, beginning of period	$202,000	$161,000	$85,000	$120,000	$79,400
Provision
Charged to gain on sale for current loan sales	7,285	6,432	3,481	24,410	8,993
Charged to representation and warranty reserve - change in estimate	25,231	124,492	69,280	256,289	150,055
Total	32,516	130,924	72,761	280,699	159,048
Charge-offs, net	(41,516)	(89,924)	(37,761)	(207,699)	(118,448)
Balance, end of period	$193,000	$202,000	$120,000	$193,000	$120,000

Composition of Allowance for Loan Losses
(In thousands)
(Unaudited)

December 31, 2012	Collectively Evaluated Reserves (1)	Individually Evaluated Reserves (2)	Total
Consumer loans
Residential first mortgage	$68,685	$150,545	$219,230
Second mortgage	13,173	7,028	20,201
Warehouse lending	899	—	899
HELOC	15,274	3,074	18,348
Other	2,040	—	2,040
Total consumer loans	100,071	160,647	260,718
Commercial loans
Commercial real estate	38,772	2,538	41,310
Commercial and industrial	2,868	10	2,878
Commercial lease financing	94	—	94
Total commercial loans	41,734	2,548	44,282
Total allowance for loan losses	$141,805	$163,195	$305,000

September 30, 2012
Consumer loans
Residential first mortgage	$74,950	$129,902	$204,852
Second mortgage	12,478	6,410	18,888
Warehouse lending	1,038	—	1,038
HELOC	15,216	2,340	17,556
Other	2,229	—	2,229
Total consumer loans	105,911	138,652	244,563
Commercial loans
Commercial real estate	47,113	1,722	48,835
Commercial and industrial	8,857	20	8,877
Commercial lease financing	2,725	—	2,725
Total commercial loans	58,695	1,742	60,437
Total allowance for loan losses	$164,606	$140,394	$305,000

(1)
Represents loans collectively evaluated for impairment in accordance with ASC 450-20, Loss Contingencies (formerly FAS 5), and pursuant to amendments by ASU 2010-20 regarding allowance for unimpaired loans.

(2)	Represents loans individually evaluated for impairment in accordance with ASC 310-10, Receivables (formerly FAS 114), and pursuant to amendments by ASU 2010-20 regarding allowance for impaired loans.

Non-Performing Loans and Assets
(Dollars in thousands)
(Unaudited)

	December 31, 2012	September 30, 2012	December 31, 2011
Non-performing loans held-for-investment	$399,825	$398,948	$488,367
Real estate and other non-performing assets, net	120,732	119,468	114,715
Non‑performing assets held-for-investment, net	520,557	518,416	603,082
Non-performing loans held-for-sale	1,835	2,086	4,573
Total non-performing assets including loans held-for-sale	$522,392	$520,502	$607,655
Ratio of non-performing assets to total assets (Bank only)	3.70%	3.48%	4.43%
Ratio of non-performing loans held-for-investment to loans held-for-investment	7.16%	6.09%	6.94%
Ratio of non-performing assets to loans held for investment and repossessed assets	9.12%	7.77%	8.43%

Asset Quality - Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days	Total Past Due	Total Investment Loans
December 31, 2012
Consumer loans (1)	$66,687	$18,578	$313,418	$398,683	$4,700,921
Commercial loans (1)	6,979	6,990	86,408	100,377	885,712
Total loans	$73,666	$25,568	$399,826	$499,060	$5,586,633
September 30, 2012
Consumer loans (1)	$53,919	$26,697	$276,319	$356,935	$4,760,979
Commercial loans (1)	9,563	432	122,629	132,624	1,791,420
Total loans	$63,482	$27,129	$398,948	$489,559	$6,552,399
December 31, 2011
Consumer loans (1)	$83,670	$41,602	$387,362	$512,634	$5,352,230
Commercial loans (1)	7,464	12,385	101,005	120,854	1,686,357
Total loans	$91,134	$53,987	$488,367	$633,488	$7,038,587

(1)
Consumer loans include: residential first mortgage, second mortgage, warehouse lending, HELOC, and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

Troubled Debt Restructurings
(Dollars in thousands)
(Unaudited)

	TDRs
	Performing	Non-performing	Total
December 31, 2012	(Dollars in thousands)
Consumer loans	$588,475	$143,188	$731,663
Commercial loans	1,287	2,056	3,343
Total TDRs	$589,762	$145,244	$735,006

September 30, 2012
Consumer loans	$612,956	$106,250	$719,206
Commercial loans	1,329	3,230	4,559
Total TDRs	$614,285	$109,480	$723,765

December 31, 2011
Consumer loans	$499,438	$167,076	$666,514
Commercial loans	17,737	29,509	47,246
Total TDRs	$517,175	$196,585	$713,760

Gain on Loan Sales and Securitizations
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	December 31, 2012		September 30, 2012		December 31, 2011
Description	(000's)	bps	(000's)	bps	(000's)	bps
Valuation gain (loss)
Value of interest rate locks	$(143,364)	(94)	$97,176	73	$(19,033)	(18)
Value of forward sales	123,602	82	(91,329)	(68)	17,793	17
Fair value of loans held-for-sale	213,512	138	273,270	198	96,911	92
LOCOM adjustments on loans held-for-investment	(1,103)	(1)	—	—	—	—
Total valuation gains	192,647	125	279,117	203	95,671	91

Sales gains (losses)
Marketing gains, net of adjustments	161,163	103	218,262	157	73,560	70
Pair-off (losses) gains	(107,572)	(70)	(156,520)	(113)	(58,831)	(56)
Provision for representation and warranty reserve	(7,285)	(5)	(6,432)	(5)	(3,481)	(3)
Total sales gains	46,306	28	55,310	39	11,248	11
Total gain on loan sales and securitizations	$238,953	153	$334,427	242	$106,919	102
Total mortgage rate lock commitments volume	$16,242,000		$18,089,000		$11,230,000
Total loan sales and securitizations	$15,610,590		$13,876,626		$10,476,542

	For the Year Ended
	December 31, 2012		December 31, 2011
Description	(000's)	bps	(000's)	bps
Valuation gain (loss)
Value of interest rate locks	$15,235	3	$56,569	21
Value of forward sales	28,957	5	(78,798)	(29)
Fair value of loans held-for-sale	784,587	148	356,278	130
LOCOM adjustments on loans held-for-investment	(1,124)	—	16	—
Total valuation gains	827,655	156	334,065	122

Sales gains (losses)
Marketing gains, net of adjustments	731,648	138	191,118	69
Pair-off (losses) gains	(543,995)	(102)	(215,402)	(78)
Provision for representation and warranty reserve	(24,410)	(5)	(8,993)	(3)
Total sales gains	163,243	31	(33,277)	(12)
Total gain on loan sales and securitizations	$990,898	187	$300,788	110
Total mortgage rate lock commitments volume	$66,732,000		$36,281,000
Total loan sales and securitizations	$53,094,326		$27,451,362

Average Balances, Yields and Rates
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	December 31, 2012		September 30, 2012		December 31, 2011
	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$3,631,780	3.47%	$3,301,860	3.70%	$2,468,813	3.94%
Loans repurchased with government guarantees	1,912,722	3.13%	2,070,813	2.98%	1,849,827	3.44%
Loans held-for-investment
Consumer loans (1)	4,608,093	4.28%	4,717,672	4.32%	5,288,088	4.37%
Commercial loans (1)	1,724,223	3.78%	1,815,897	3.67%	1,620,132	4.53%
Loans held-for-investment	6,332,316	4.14%	6,533,569	4.14%	6,908,220	4.40%
Securities classified as available-for-sale or trading	362,819	2.51%	505,361	3.89%	813,865	4.39%
Interest-earning deposits and other	1,110,354	0.24%	1,065,314	0.25%	712,242	0.24%
Total interest-earning assets	13,349,991	3.44%	13,476,917	3.54%	12,752,967	3.94%
Other assets	1,670,359		1,680,208		1,401,566
Total assets	$15,020,350		$15,157,125		$14,154,533
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$379,721	0.28%	$364,612	0.27%	$382,419	0.29%
Savings deposits	1,891,901	0.68%	1,768,897	0.65%	1,432,094	0.81%
Money market deposits	427,792	0.43%	457,425	0.46%	531,981	0.61%
Certificate of deposits	3,253,647	1.02%	3,227,201	1.21%	3,010,919	1.52%
Total retail deposits	5,953,061	0.82%	5,818,135	0.92%	5,357,413	1.15%
Government deposits
Demand deposits	81,555	0.44%	107,944	0.48%	82,278	0.52%
Savings deposits	287,289	0.51%	291,046	0.55%	379,959	0.60%
Certificate of deposits	444,668	0.62%	375,922	0.64%	407,386	0.60%
Total government deposits	813,512	0.56%	774,912	0.58%	869,623	0.60%
Wholesale deposits	157,960	4.04%	334,595	3.77%	464,104	3.47%
Total deposits	6,924,533	0.86%	6,927,642	1.02%	6,691,140	1.24%
FHLB advances	3,145,341	3.13%	3,561,532	3.03%	4,078,476	2.69%
Other	248,511	2.72%	248,560	2.81%	248,585	2.70%
Total interest-bearing liabilities	10,318,385	1.60%	10,737,734	1.73%	11,018,201	1.81%
Other liabilities (2)	3,411,883		3,182,980		2,001,616
Stockholder's equity	1,290,082		1,236,411		1,134,716
Total liabilities and stockholder's equity	$15,020,350		$15,157,125		$14,154,533

(1)
Consumer loans include: residential first mortgage, second mortgage, warehouse lending, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

(2)	Includes company controlled deposits that arise due to the servicing of loans for others, which do not bear interest.

Average Balances, Yields and Rates
(Dollars in thousands)
(Unaudited)

	For the Year Ended
	December 31, 2012		December 31, 2011
	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$3,078,284	3.75%	$1,928,339	4.31%
Loans repurchased with government guarantees	2,018,079	3.22%	1,784,927	3.19%
Loans held-for-investment
Consumer loans (1)	4,737,553	4.33%	4,830,127	4.58%
Commercial loans (1)	1,782,913	3.91%	1,373,566	4.74%
Loans held-for-investment	6,520,466	4.21%	6,203,693	4.61%
Securities classified as available-for-sale or trading	573,445	3.94%	752,871	4.73%
Interest-earning deposits and other	914,127	0.24%	1,133,840	0.25%
Total interest-earning assets	13,104,401	3.66%	11,803,670	3.94%
Other assets	1,622,369		1,544,924
Total assets	$14,726,770		$13,348,594
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$363,247	0.26%	$397,988	0.33%
Savings deposits	1,775,449	0.72%	1,236,105	0.81%
Money market deposits	463,490	0.48%	561,943	0.69%
Certificate of deposits	3,170,103	1.21%	3,001,586	1.75%
Total retail deposits	5,772,289	0.94%	5,197,622	1.30%
Government deposits
Demand deposits	96,000	0.48%	77,702	0.54%
Savings deposits	280,313	0.55%	414,394	0.64%
Certificate of deposits	393,731	0.64%	296,830	0.62%
Total government deposits	770,044	0.59%	788,926	0.62%
Wholesale deposits	296,997	3.80%	674,856	3.41%
Total deposits	6,839,330	1.03%	6,661,404	1.43%
FHLB advances	3,698,362	2.88%	3,620,368	3.26%
Other	248,561	2.80%	248,597	2.63%
Total interest-bearing liabilities	10,786,253	1.70%	10,530,369	2.09%
Other liabilities (2)	2,747,796		1,632,494
Stockholder's equity	1,192,721		1,185,731
Total liabilities and stockholder's equity	$14,726,770		$13,348,594

(1)
Consumer loans include: residential first mortgage, second mortgage, warehouse lending, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

(2)	Includes company controlled deposits that arise due to the servicing of loans for others, which do not bear interest.

Non-GAAP Reconciliation
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended			For the Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Pre-tax, pre-credit-cost revenue
Income (loss) before tax provision	$72,423	$60,730	$(74,901)	$213,731	$(180,722)
Add back
Provision for loan losses	50,351	52,595	63,548	276,047	176,931
Asset resolution	21,241	12,487	32,408	91,349	128,313
Other than temporary impairment on AFS investments	—	—	7,132	2,192	24,039
Representation and warranty reserve - change in estimate	25,231	124,492	69,279	256,289	150,055
Write down of residual interest	780	118	847	2,552	5,673
Total credit-related costs	97,603	189,692	173,214	628,429	485,011
Pre-tax, pre-credit-cost net revenue	$170,026	$250,422	$98,313	$842,160	$304,289

Efficiency ratio (credit-adjusted)
Net interest income (a)	$73,941	$73,079	$75,863	$297,231	$245,373
Non-interest income (b)	285,795	273,737	118,621	1,021,242	385,516
Add: Representation and warranty reserve - change in estimate (d)	25,231	124,492	69,279	256,289	150,055
Adjusted income	384,967	471,308	263,763	1,574,762	780,944
Non-interest expense (c)	236,962	233,491	205,837	828,695	634,680
Less: Asset resolution expense (e)	(21,241)	(12,487)	(32,408)	(91,349)	(128,313)
Adjusted non-interest expense	$215,721	$221,004	$173,429	$737,346	$506,367
Efficiency ratio (c/(a+b))	65.9%	67.3%	105.8%	62.9%	100.6%
Efficiency ratio (credit-adjusted) ((c-e)/((a+b)+d)))	56.0%	46.9%	65.8%	46.8%	64.8%

	December 31, 2012	September 30, 2012	December 31, 2011
Non-performing assets / Tier 1 capital + allowance for loan losses
Non-performing assets	$520,557	$518,416	$603,082

Tier 1 capital (1)	$1,456,841	$1,379,701	$1,215,220
Allowance for loan losses	305,000	305,000	318,000
Tier 1 capital + allowance for loan losses	$1,761,841	$1,684,701	$1,533,220
Non-performing assets / Tier 1 capital + allowance for loan losses	29.5%	30.8%	39.3%

(1)    Represents Tier 1 capital for Bank.